Exhibit 3.1

AMENDMENT TO THE BYLAWS

OF

DWS GLOBAL COMMODITIES STOCK FUND, INC.

This Amendment to the Bylaws of DWS Global Commodities Stock Fund, Inc., a Maryland corporation, is effective as of March 11, 2009.

The Bylaws are hereby amended as follows (underlined text is added, deleted text is stricken):

1.     The heading of Section 6 of Article II of the Bylaws is hereby amended from “Quorum” to “Quorum; Adjournment.”

2.         The second paragraph of Section 6 of Article II of the Bylaws is hereby amended as follows (double underline indicates addition; strikethrough indicates deletion):

“Whether or not a quorum is present at any meeting of stockholders, ~~If, however, such quorum shall not be present at any meeting of the stockholders~~, the chairman of the meeting shall have the power to adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.”